Exhibit 99.3

c/o DST Systems, Inc., PO Box 219865

Kansas City, MO 64121-9865

January 9, 2020

Shareholder Name

Address

City State, ZIP

Dear Shareholder,

As previously communicated, DST Systems, Inc., the transfer agent for Healthcare Trust, Inc. (“HTI”), has received your request to repurchase shares pursuant to HTI’s share repurchase program (“SRP”) and no further action is required of you.

Please note that on January 9, 2020, HTI announced that its board amended its SRP to provide that repurchase requests received during the period commencing on July 1, 2019 and ending on December 31, 2019 will now be accepted or rejected, and, if accepted, proceeds distributed, on or before March 16, 2020 (the “Fifth SRP Amendment”). No other terms of the SRP were changed as a result of the Fifth SRP Amendment.

A copy of the Fifth SRP Amendment, which was filed on January 9, 2020 as an exhibit to HTI’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) is enclosed for your reference.

Please also note that the Board has suspended the SRP in light of the Company’s recently announced tender offer. More information about the tender offer (including the Offer to Purchase and Letter of Transmittal for the Offer containing the terms and conditions thereof, which have been mailed to you under separate cover) is included in the Company’s Tender Offer Statement on Schedule TO related to the tender offer, which was filed with the SEC on January 9, 2020 and can be found on the SEC’s website, www.sec.gov, or in the “Investor Relations” section of HTI’s website, www.healthcaretrustinc.com.

Your shares will continue to accrue distributions at the rate determined by the board for all shares of common stock until the date your shares are repurchased in the SRP. Until that time, distributions will continue to be paid on a monthly basis pursuant to the directions you have provided previously.

Please feel free to contact us at 866-902-0063 Monday through Friday between 8:30 a.m. and 5:30 p.m. Eastern with any questions regarding your investment.

Sincerely,

Curtis Parker

Senior Vice President

AR Global

Client Relations

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